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[LOGO] Stanton o Crenshaw
       COMMUNICATIONS

January 4, 1999

Mr. Marvin Maslow
Chief Executive Officer
Manhattan Scientifics, Inc.
641 Fifth Avenue, Suite 36F
New York, New York 10022

Dear Marvin:

In confirmation of our understanding, we are submitting the following as a letter of agreement covering our relationship with Manhattan Scientifics, Inc. and any affiliated or related entities.

1. Effective January 1, 1999, Manhattan Scientifics, Inc. has retained Stanton Crenshaw Communications as its counsel for a public relations program to promote the company and the technologies it develops.

2. Stanton Crenshaw Communications shall provide services in the nature of creation, planning and execution of programs designed to achieve agreed-upon objectives; counseling; preparation of written and other marketing and public relations materials; representation of Manhattan Scientifics, Inc. as its agent in media and public relations; and reporting on progress and achievements in a reasonable manner.

3. Stanton Crenshaw Communications will be paid $1,000 per month for professional services rendered by the staff of Stanton Crenshaw Communications for the period January through June 1999. Billing will be in the beginning of each month, beginning January 1999, and payment will be due in ten business days. Invoices will also include reasonable out-of-pocket and production expenses for phone, fax, postage, messenger, duplication, word processing, travel, media entertainment, and other costs billed as incurred each month. Client will have prior approval on all expenses over $1,000. A standard agency mark-up of 17.65 percent is included on outside vendor purchases.

      In consideration of its potential contributions to the success of the company. and in recognition of the fact that the cash fee Manhattan Scientifics, Inc. can afford to pay at this juncture does not cover the agency's costs, Stanton Crenshaw Communications will be issued 350,000 MHTX stock options (currently traded on the NASDAQ OTC Bulletin Board) as additional compensation for its work. The options will be priced at twenty
      (20) cents per share. The parties agree that the first 175,000 options vested effective September 1, 1998 and the next 175,000 options will vest on September 1, 1999.

250 PARK AVENUE SOUTH, NEW YORK, NY 10003 o (212) 780-1900 FAX: (212) 780-4003 o
                            www.stanton-crenshaw.com
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Letter of Agreement....Page 2....

      In addition, beginning April 1, 1999, Manhattan Scientifics. Inc. hereby agrees to grant MHTX shares each month to Stanton Crenshaw Communications valued at a total of $2,500 calculated at the share price at market close on the last day of each month, but in no case less than ten cents per share, or more than $2 per share. Said shares will be issued to Stanton-Crenshaw Communications at the end of each quarterly period beginning July 1, 1999. It is understood between the parties that Manhattan Scientifics. Inc. is not currently a reporting company under
      Section 12 and 15 of the Securities Exchange Act of 1934 (The "Act"). Manhattan Scientifics, Inc. hereby acknowledges its intention to register under either Section 12 or Section 15 of The Act as soon as reasonably practicable as a reporting company. Manhattan Scientifics, Inc. will file a registration statement on Form S-8 covering the shares underlying said options as soon as reasonably practicable after registration, but in any event no later than sixty days after said registration. Manhattan Scientifics, Inc hereby agrees that none of the company's shares will be registered unless the shares granted to Stanton Crenshaw Communications are registered simultaneously. Additionally, Manhattan Scientifics agrees to reimburse Stanton Crenshaw for all expenses (including reasonable attorneys' fees) incurred in connection with the collection of any overdue or unpaid invoices for Manhattan Scientifics, Inc.

      The established fee is determined by the nature of the program outlined in our discussions, and in our activities plan presented January 19, 1999 which is annexed hereto and to which you have agreed, and the personnel necessary to implement it. If additional service is required beyond the agreed plan, we will present a budget and request written approval in advance.

      Hourly time charges are the basis for the establishment of our monthly retainer and equity compensation, which reflects an average of 35 hours of professional staff time to be spent on behalf of Manhattan Scientifics, Inc. each month. Using regular time sheets and activity reports, the budget is continually monitored. Excessive deviations from the anticipated level of professional staff time commitment on your account will be reviewed with you to determine the appropriate corrective action.

      We encourage you to review each of our billing statements as soon as possible after you receive it. We also request that you contact your Account Manager with any questions or concerns regarding our statements as soon as possible after receipt. You agree that any objection to the propriety of any charges is waived unless Stanton Crenshaw Communications receives clear written objections within 45 days from the date of the statement containing such charges.
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Letter of Agreement....Page 3

4. It is understood that Stanton Crenshaw Communications cannot undertake to verify facts supplied to it by you, or factual matters included in material prepared by us and approved by you. It is agreed that Manhattan Scientifics, Inc. shall and does hereby indemnify Stanton Crenshaw Communications against any losses, claims, damages, liabilities, costs and other expenses, including reasonable attorney's fees, incurred in defending against any action arising out of the implementation of events or release of materials previously cleared and approved by Manhattan Scientifics, Inc., and Manhattan Scientifics, Inc. does hereby expressly agree to hold Stanton Crenshaw Communications harmless from any such losses, claims, damages, liabilities, costs and expenses.

5. Manhattan Scientifics, Inc. agrees that during the term of this Agreement and for an 18 month period thereafter, it will not solicit or induce any employee of Stanton Crenshaw Communications to leave his or her employment with the agency, or hire any such employee, or request or advise any other client of Stanton Crenshaw Communications to withdraw, curtail or cancel its business with the agency.

6. This Agreement may not be terminated by either party during the first year. Thereafter, it may be terminated by either party on sixty days advance written notice. Termination of this Agreement by either party after September 1, 1999 will not effect the issuance, vesting, or exercise of stock options for Stanton Crenshaw Communications as agreed hereunder. Termination of the agreement by Stanton Crenshaw Communications prior to that date will result in a pro-rata reduction in the stock options granted in the second year hereunder.

7. Failure by any party to exercise rights contained in this Agreement upon the occurrence of any event or contingency set forth herein will not constitute a waiver of such rights upon the recurrence of such event or contingency.

8. This constitutes the entire agreement between the parties on this matter and supersedes any and all prior understandings, agreements, representations or undertakings. This Agreement may not be modified except in writing and signed by both parties.

9. This Agreement is construed under and shall be governed by the laws of the State of New York, and the parties to this agreement consent to jurisdiction in New York for any disputes arising under this agreement.
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Letter of Agreement....Page 4

If this statement of our working relationship is agreeable to you, will you please sign and return one copy to us (keeping one for your files). Thank you.

Sincerely,

STANTON CRENSHAW COMMUNICATIONS


BY: /s/ Alex Stanton                          7/8/99
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        Alex Stanton, CEO                     Date


AGREED TO AND ACCEPTED:

MANHATTAN SCIENTIFICS, INC.

BY: /s/ Marvin Maslow                         7/9/99
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                                              Date